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                                                                   EXHIBIT 10.55



October 29, 2001




Mr. Craig Kussman
22 Bridle Trail
Fairfield, CT  06430

Dear Craig:

On behalf of Discovery Partners International (DPI), I am pleased to offer you the position of Chief Financial Officer. Your annual base salary will be $275,000, and you will be eligible for a year-end incentive cash bonus with a target payout of 30% of base salary based on accomplishment of established performance objectives. In addition, Company management will recommend to the Board of Directors that you be granted options on 100,000 shares of DPI stock. The stock will be subject to standard four-year vesting, commencing on the first day of employment.

We will also recommend to the Board of Directors that you be granted options on an additional 150,000 shares of Non-Qualified stocks. Assuming a stock price on the day you are hired is at or below $4.00 a share. These stocks to vest per the following:

        25% when the stocks trade for 25 consecutive business days at a price of or above $8.00 per share

        25% when the stocks trade for 25 consecutive business days at a price of or above $12.00 per share

        25% when the stocks trade for 25 consecutive business days at a price of or above $16.00 per share

        25% when the stocks trade for 25 consecutive business days at a price of or above $20.00 per share

All stock prices are subject to closing price on the date they are approved by the Board of Directors.

You will be provided a standard relocation package and a sign on bonus of 10% of your annual salary ($27,500) as part of your relocation with the agreement that should you voluntarily resign your position before one year anniversary with DPI, you will reimburse us all amounts paid for relocation, including the sign-on bonus.

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Mr. Craig Kussman - offer letter
October 29, 2001
Page 2


After 6 months of employment should your position be eliminated without cause as the result of a change in control you will be entitled to 6 months severance. After one year of employment, under the same situations, you would be entitled to 1 year of severance pay.

You will report directly to Riccardo Pigliucci, President and Chief Executive Officer. Health benefits will be provided during your employment in accordance with DPI's health plan. You will also be entitled to other DPI fringe benefits, which includes accruing 4.0 weeks paid time-off per year and participation in our 401(k) plan which provides a company match. Details of our benefit plans will be provided to you through Human Resources.

Your duties will include overall responsibility for the financial management of DPI and its subsidiaries. Since this is still a growing company going through some transition, you may be called upon to assist in other areas, and the exact details of your responsibilities are likely to be modified over time.

Employment in the Company is conditional on your signing of a standard employee inventions agreement and providing proof of employment eligibility. The Company reserves the right to terminate your employment at any time and for any reason. Similarly, the employee has the right to cease Company employment at any time. Any legal disagreements with the Company will be settled by arbitration.

The "at-will" nature of your employment described in this letter shall constitute the entire agreement between you and DPI concerning the nature of your employment. Any modification or alteration of the "at-will" term of your employment can be made only in writing and signed by you and the current President and CEO of DPI.

If you accept this offer, please return to Janell Jackson, DPI's Director of Human Resources, a signed copy of this letter by Friday, November 2, 2001. This offer, if not accepted, will expire on that date.

Craig, we're looking forward to you joining the DPI team. I am personally very pleased that you are considering joining our company, and am looking forward to working with you.

Sincerely,



Riccardo Pigliucci

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Mr. Craig Kussman - offer letter
October 29, 2001
Page 3


President and Chief Executive Officer

RP:jj






Agreed by:


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Craig S. Kussman                                                    Date